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                                                                   Exhibit 10.4


June 20, 1997


Mr. Tom Mackey
13711 Parker Circle
Omaha, NE  68154

Dear Tom,

We are extremely pleased to confirm our offer of employment as Vice President Sales North America at Quarterdeck Corporation in Marina del Rey, CA reporting to Curt Hessler, President and CEO. Your starting base salary will be at a rate of $6,730.76 paid bi-weekly. Your proposed start date is August 1, 1997. This offer is contingent upon your acceptance by June 25, 1997.

Your target bonus is equal to 50% of base salary or $87,500 and will be paid in full at the time your contract is signed by both Quarterdeck and yourself.

You will be eligible to receive an option to purchase 100,000 shares of Quarterdeck Corporation common stock subject to approval of the Compensation Committee of the Board of Directors. The options will have an exercise price equal to the fair market value of the common stock of the date of such approval and shall vest 25% per year over four years. You will be provided with a copy of the Quarterdeck Stock Option Plan.

If termination should occur for any reason other than for cause during a period of two years from your date of hire, Quarterdeck will provide you with a six months severance package at your then current base pay rate paid biweekly over the term of your severance. Additionally, 50% of your then unvested Quarterdeck stock options will become immediately vested.

Quarterdeck will reimburse you up to $50,000 towards costs associated with the selling of your house in Nebraska and the buying of a house in the Los Angeles area. In addition you will be reimbursed for usual, customary and reasonable costs of moving and for temporary housing for period of up to three months. Reimbursements will be issued upon documentation of said costs submitted to the Company. You will be required to utilize our contracted relocation provider Personalized Relocation Management in order to receive reimbursement for relocation expenses. Quarterdeck's Relocation Policy is enclosed. Please contact Personalized Relocation Management at
(800) 522-6863 or (818) 241-2900 as soon as possible to begin the arrangements for your move.
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Mr. Tom Mackey
Page two
June 20, 1997



On the first of the month following 30 days of employment, you will be eligible for health, dental, vision, life and long term disability benefits subject to the terms, conditions, and limitations contained in the applicable plan documents which may be modified by Quarterdeck in the future. A benefits summary is enclosed for your review.

Every new employee has a three month introductory period which enables both Quarterdeck and you to determine if the hire decision was appropriate.

Under federal law, you must produce original documentation establishing your identity and right to work in the United States, and complete the INS form I-9, swearing that you have the right to work in the United States. The appropriate documentation must be produced within three business days of hire. A list of acceptable documents is enclosed.

Your employment with Quarterdeck is at will and is for no specified term.
While Quarterdeck has every hope that our employment relationship will be mutually beneficial and rewarding, you and Quarterdeck each retains the right to terminate the employment relationship at any time, with or without cause, upon notice. In the event of any dispute or claim relating to or arising out of our employment relationship, you and Quarterdeck agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Los Angeles, California. However, we agree Quarterdeck retains the right to bring any claims for infringement or misappropriation of any copyright, patent, trademark, trade secret or other intellectual property right in any court of competent jurisdiction and to have all legal and factual questions relating to such claim resolved by such courts.

You will also be required to sign Quarterdeck's "Confidentiality Agreement" as a condition of employment. This letter sets forth the terms of your employment with Quarterdeck and supersedes any prior representations or agreements, whether written or oral. There can be no oral or implied amendments to this agreement unless in writing and signed by the President of Quarterdeck Corporation. This offer is contingent upon the completion of a reference check.



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Mr. Tom Mackey
Page three
June 20, 1997





Please feel free to contact me if you have any questions. We request that you acknowledge receipt of this offer by signing, dating, and returning this original letter for your personnel file immediately. Should you need a copy, one will be provided to you at orientation.

Sincerely,



/s/ RITA L. DAVIS
-------------------------
Rita L. Davis
Director, Human Resources

RLD/sp

copy to:   Curt Hessler, President and CEO

Enclosures:Benefits summary
           Relocation policy
           List of acceptable documents for I-9


This will acknowledge my acceptance of this offer of employment.


By: /s/ TOM MACKEY

Date: June 24, 1997